Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189276 on Form S-8 of our report dated September 17, 2013, relating to the consolidated financial statements and financial statement schedule of Coty Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Coty Inc. for the year ended June 30, 2013.

/s/ Deloitte & Touche LLP
New York, New York

September 17, 2013